Exhibit 23.1


                Consent of Registered Independent Accounting Firm


To the Plan Administrator of the
Elan 401(k) Savings Plan:


We consent to the incorporation by reference in the Registration Statement (File No. 333-14240) on Form S-8 of Elan Corporation, plc of our report dated June 11, 2004, with respect to the statements of net assets available for benefits of the Elan 401(k) Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2003 annual report on Form 11-K of the Elan 401(k) Savings Plan.

                                                   /s/KPMG LLP



San Diego, California
June 28, 2004